Exhibit 99.1

For Immediate Release:	Contact:

W. Curtis Draper, UCI (817) 329-3045

Dave Barron, UCI (812) 867-4727

Ted Swaldo, ASC (330) 899-0340
United Components Completes Acquisition of ASC Industries
EVANSVILLE, IN May 25, 2006 – United Components, Inc. (UCI) announced today that it has completed its acquisition of all of the capital stock of leading water pump manufacturer ASC Industries, Inc. (ASC). With completion of the transaction, ASC will now become UCI’s Center of Excellence for water pump production and UCI’s Airtex business unit will continue as the Center of Excellence for fuel pumps.
We are very pleased to now have ASC as an integral part of the UCI family,” said Bruce Zorich, CEO of UCI. “We’re excited to integrate ASC with our existing water pump business to create a strong global competitor for today’s competitive marketplace.”
UCI also announced today that, in connection with funding the acquisition, it has entered into an amendment of its existing senior credit facilities, which includes additional borrowings of approximately $115 million.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
About ASC Industries, Inc.
Founded in 1976, ASC Industries, Inc. is located in North Canton, Ohio in Foreign Trade Zone #181. ASC Industries is a leading manufacturer of automotive water pumps and industrial components. ASC specializes in the global sourcing, supply chain management, assembly, and distribution of those products.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2005 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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